Exhibit 99.1


                              [GRAPHIC OMMITTED}


                     H. LUNDBECK A/S TO ACQUIRE US-BASED
                     SYNAPTIC PHARMACEUTICAL CORP.


                     H.S. Lundbeck A/S





                                                               [Lundbeck Logo]

SAFE HARBOUR STATEMENT


     This presentation contains forward-looking statements that reflect the Management's current views with respect to certain future events and financial performance.

     Statements containing the outlook for 2002 and the following years naturally involve uncertainties, and consequently actual results may differ materially from those projected or implied in the forward-looking statements.

     Further, certain forward-looking statements are based on assumptions of future events, which may prove not to be accurate.


                                                               [Lundbeck Logo]

WHY SYNAPTIC?


     o    Platform to expand Lundbeck's CNS research in the U.S.

     o Strong IPR in G Protein-Coupled Receptors (GPCRs) and other selected drugable targets

     o Significantly strengthens Lundbeck's CNS franchise and portfolio through a number of depression, anxiety and psychosis projects in discovery and pre-clinical development

     o Significantly increases the potential number of New Chemical Entities (NCEs) that Lundbeck brings into development annually

     o Provides access to a 90-person U.S. drug discovery organization with an excellent scientific reputation in the GPCR field

     o Creates a platform for the continued development of Lundbeck's U.S. business


                                                               [Lundbeck Logo]

TRANSACTION TERMS

     ---------------------------------------------------------------------

     Offer price             $6.50 per Synaptic share in cash

     Equity value            $120.5 million / kr. 893.4 million[1]

     Implied tech value      $92.8 million[2]

     Expected closing        February/March 2003

     Shareholder approval    The transaction requires the approval of a
                             (50.1%) of Synaptic's voting stock

     Voting agreement        Warburg Pincus, the owner of approximately 35% of
                             Synaptic's shares on an as converted basis, has agreed to vote their shares in favor of the proposed transaction and against any alternate transaction while the Merger Agreement is in effect

     Deal protection         o Synaptic has agreed that it will not solicit
                               interest from other potential buyers

                             o Synaptic will have to pay a break-up fee in
                               certain circumstances if it does a transaction with another party


     ---------------------------------------------------------------------

     Note: Assumes $1 = kr. 7.41
     [1] Based on 18.5 million shares outstanding on an as converted basic basis
     [2] Based on Synaptic's cash balance of $27.8 million, as reported in the third quarter filing dated November 14, 2002


                                                               [Lundbeck Logo]

FINANCIAL IMPACT FOR LUNDBECK


     o No financial impact in 2002. For 2002 the company expects an increase in revenue of 20-25% compared to 2001, while the operating profit is expected to increase by 25-30% compared to 2001

     o Based on management expectations for 2002, the company also in 2003 expects to reach the company's long-term financial goals, which are an increase in revenue of 10-12% and an increase in operating profit of 12-15%

     o R&D expenses will not exceed the corporate goal of investing approx 20% of sales in research & development annually

     o Transaction will be paid cash. Capex spending in 2003 at level of 2001 - approx DKK 2 billion


[Lundbeck Logo]

NEXT STEPS

            .                  .                 .                 .                .                   .
              .                 .                 .                 .                .                   .
Execute        .                 .                 .                 .                .                   .
agreement       .                 .                 .                 .                .                   .
with Synaptic    .   Draft         .   SEC review,   .   Obtain SEC    .                .   Shareholders    .   Expected
and Preferred     .  Preliminary    .  respond to,    .  approval,      .  Shareholder   .  meeting, close   .   to close
equity           .   proxy         .   SEC           .   mail proxy    .   review       .   merger          .    1Q 2003
holders and     .    statement    .    comments     .                 .                .                   .
announce       .                 .                 .                 .                .                   .
transaction   .                 .                 .                 .                .                   .
             .                 .                 .                 .                .                   .



                     o Synaptic        o SEC             o SEC clears                       o Synaptic
                       and counsel       reviews           final                              shareholders
                       draft public      proposed          document                           vote on
                       filing to         filing                                               proposal
                       request                           o Proxy is
                       shareholder                         printed and                      o Lundbeck
                       approval                            distributed to                     votes
                                                           Synaptic                           Warburg
                                                           shareholders                       Pincus's
                                                                                              shares in
                                                                                              favor of              Lundbeck Logo]
                                                                                              agreement

                     H. LUNDBECK A/S

                     SPECIALIST IN PSYCHIATRY,             Q&A
                     PIONEERS IN NEUROLOGY





                                                               [Lundbeck Logo]